EXHIBIT INDEX

Exhibit 3.1

By-laws approved by the Extraordinary General Meeting of the Shareholders of December 13th, 2002, with alterations in article 5 (capital stock) due to debentures conversions confirmed by the Meeting the Board of Directors of October 31th, 2003 and to the Extraordinary General Meetings of the Shareholders of April 23rd. 2004 and April 15th. 2005

Companhia Siderúrgica Belgo-Mineira
Consolidated Corporate Bylaws

Chapter I
Name – Head Office – Object and Duration

Article 1

Companhia Siderúrgica Belgo-Mineira is governed by these By-laws and legal provisions that apply to it.

Article 2

The Company has its main office and venue in Belo Horizonte, State of Minas Gerais, but may moved if the General Assembly so decides.

Sole Paragraph

When it deems it convenient the Board of Directors may set up agencies, offices or depots anywhere in this country, whether or not it has the authorization of the General Assembly.

Article 3

The Corporate purpose of the Company is to manufacture steel, rolled and wire drawn products, imports and exports of steel products and the raw materials thereof, and also to establish and run industry that may be either directly or indirectly connected with such objectives, in accordance current legislation.

Sole Paragraph

Should the Board of Directors so resolve, the Company may participate in undertakings either directly or indirectly connected with its objectives in this country or abroad.

Article 4

The duration of the Company is indefinite.

Chapter II
Capital Stock and Shares

Article 5

The capital stock of the Company, totally subscribed and paid is R$ 3.000.000.000,00 (three billion, Brazilian Reais), the equivalent of 7,084,129,297 shares, of which 3,905,001,336 are common stock and 3,179,127,961 preferred stock.

Paragraph 1

The shares of the Company will be book entry shares to be kept in a deposit account for titleholders, and no certificates will be issued therefor. Each share of common stock will be entitled one vote in the General Assembly resolutions. Preferred stock will not be entitled to any vote.

Paragraph 2

The preferred shares will have the right to a dividend per preferred share that is 10% (ten per cent) higher than that assigned to each common share, and will take priority for the reimbursement capital, with no premium.

Paragraph 3

The preferred shares with no voting rights will acquire this prerogative if the fixed or minimum dividends to which they have the right are not paid for three consecutive financial years, with such voting rights terminating on payment of the dividends to which they have the right.

Paragraph 4

Shares of common stock and preferred stock have no face value.

Paragraph 5

The Company may issue preferred shares with no voting rights in a new class up the limit corresponding to 6% of the total number of shares into which its capital is divided, with the same rights as the existing preferred shares to share in the profits, with priority for reimbursement of the respective capital with no premium, as stipulated in Paragraph One of this Article, and having being assured equal priority with the existing preferred shares.

Paragraph 6

The new class of shares in preferred stock referred to in the previous paragraph may be redeemed upon presentation to the Company by the respective titleholder, during the 12 (twelve) months following the end of the 12 (twelve) year term beginning on the respective subscription date, and redemption will proceed for the respective book value arrived at for the latest balance sheet or monthly trial balance prior to the date redemption begins. To this end, profit reserves and/or capital reserves will be used. At the end of the 12 (twelve) months referred to herein, should the preferred stock of such new class not have been presented for redemption, this right will lapse with no compensation or indemnity therefor, and the preferred stock of the said class not presented for redemption will remain outstanding and with identical peculiarities, but will no longer have any right to redemption.

Paragraph 7

The Company may increase the number of shares of preferred stock of existing classes or whose creation has been authorized herein up to the maximum provided for by law without keeping the same proportion as the other classes of preferred stock or common stock.

Paragraph 8

Irrespective of statutory amendment, increase in capital stock is hereby authorized up to the limit of 12,000,000,000 (twelve billion) shares. It will be the responsibility of the Board of Directors to resolve the issues and set the number, type and class of shares to be issued either of common or preferred stock, the latter to be from existing classes or from those authorized in these bylaws. Both applicable legal and statutory limits and the issue price and all other issuance conditions are to be respected.

Paragraph 9

Shares, convertible debentures and/or subscription bonds may be issued with no right of preference or with shorter periods for the subscription right of preference for the old shareholders, under the hypotheses accepted by Article 172 and the Sole Paragraph of Law N°6,404/76.

Chapter III
Company Management

Article 6

Company Management will be performed by the Board of Directors and the Executive Officers according to the law and these Bylaws.

Section I
Board of Directors

Article 7

The Board of Directors will be made up of up to nine Members, all stockholders and resident or not in this country, elected by the General Assembly and may be dismissed by it at any time. They will have a two-year term of office and all of them may be reelected.

Paragraph 1

Members and stockholders will cease to be eligible either for election or holding office on reaching seventy-two years of age.

Paragraph 2

At the end of the term of office, the members of the Board of Directors will remain in office until the elected officers are installed.

Article 8

The members of the Board of Directors are hereby released from pledging collateral as surety for their conduct. They will take office by means of a term of investiture entered in the Minutes Book for the Board of Directors’ Meetings at the latest 30 (thirty) days after they are elected.

Article 9

The Board of Directors will elect a Chairman from among its members who will preside over it and convene its meetings, a Vice-Chairman who will stand in for the Chairman whenever he is incapacitated or absent, and a Secretary.

Sole Paragraph

In addition to his regular vote, the Chairman of the Board of Directors will also have the casting vote if the ballot is tied, and it will also be his responsibility to distribute pay and profit sharing among the board and the corporate officers when they are set at an overall allowance by the General Assembly.

Article 10

The Board will meet on a regular basis once a quarter and on an extraordinary basis whenever necessary, when called to meet by the Chair or by a majority of the Board Members, attended by a majority of the Board Members in office, deeming Board Members to be in attendance when sending in a written vote, appointing a substitute, or participating in a tele- or video-conference.

Paragraph 1

Resolutions or deliberations will be recorded in minutes entered in summary form or in full, as may be appropriate, in the Book of Minutes of the Meetings of the Board of Directors. For the minutes to be valid it will be sufficient that as many members sign as are needed to form a quorum for deliberation.

Paragraph 2

The Board of Directors will decide by a majority of votes of the members present at the meeting.

Paragraph 3

In the event of absence or temporary incapacity, the place of Chairman of the Board will be taken by the Vice-Chairman. The other members of the Board may if they wish appoint in writing another Member to deputize for them. Each deputy is responsible for the vote of the person deputized for as well as his own.

Paragraph 4

The minutes of the Board of Directors’ meeting that shall elect, dismiss, appoint or set the assignments of the Directors shall be filed at the State Board of Trade and published in the local press in accordance with the law.

Article 11

Should a position of Member become vacant, it will be the responsibility of the Board of Directors to choose the replacement who will serve until the next General Assembly.

Article 12

In addition to other prerogatives that are vested therein by law either hereby or by a General Assembly, it will be the Board of Directors’ responsibility to:

I. - establish objectives, policy and general guidance as regards Company business;

II. - summon Regular General Assemblies and, when necessary, Special General Assemblies;

III. - elect and dismiss Company Executive Officers and set their job descriptions;

IV. - make a prior statement on the Management Report, the accounts of the Executive Committee, the financial statements for the period and examine monthly interim balances;

V. - establish guidelines to development of the organization;

VI. - approve the plan for the Company’s expansion and modernization;

VII. - approve the operating, investment and general budget of the Company besides authorizing the accomplishment of capital investments not provided for in the budget, when they are for an amount greater than 0.1% (zero point one percent) of subscribed capital, either separately or in a series of similar operations between the same parties and accomplished in any period of 12 (twelve) consecutive months;

VIII. - approve the organization charts of Senior Management;

IX- control the Executive Officers’ managerial performance;

X. - approve the nomination of titleholders for Senior Management positions;

XI. - approve the wage policy of the Company;

XII. - approve and modify Bylaws;

XIII. - examine Company acts, books, documents and contracts;

XIV. - propose alterations to capital stock;

XV. - submit the purpose to which net earnings for the period are to be applied to the General Assembly;

XVI. - authorize disposal of property from permanent assets, constitution of security interest and provision of collateral on third party liabilities whenever the transaction exceeds 1% (one percent) of capital stock subscribed at the time, either separately or in a series of similar transactions between the same parties, realized in any period of 12 (twelve) consecutive months;

XVII. - select and dismiss the independent auditors, in compliance with the provisions in Article 142, § 2, of Law N°6,404/76;

XVIII. - authorize acquisitions of shares issued by the Company to remain as treasury stock or for cancellation, and subsequent sale, subject to applicable legal provisions;

XIX. - decide on issue of Promissory Notes for public distribution;

XX. - resolve contingencies not covered by law;

XXI. - perform other legal prerogatives;

XXII. - deliberate on the issue of shares and subscription bonus, up to the limit of authorized capital, establishing conditions for the respective issue; and

XXIII. - decide on the acquisition, disposal, licensing or waiving of rights on patents, registered trademarks, techniques or manufacturing secrets.

XXIV. - To decide on the issue of non-stock-convertible debentures and with no collateral guarantee.

Section II
Executive Officers’ Committee

Article 13

There will be between two and ten executive officers, all of them resident in Brazil, who may or not be stockholders. They can be elected or dismissed by the Board of Directors at any time.

Paragraph 1

Each Executive Officer will have a two-year term of office, and may stand for a second term.

Paragraph 2

After their term of office is completed, the Executive Officers will continue to carry out their respective duties until new officers shall have been chosen.

Paragraph 3

No more than a third of the members of the Board of Directors may be elected to Executive positions.

Article 14

Executive Officers are hereby released from pledging collateral as surety for their conduct and will be installed in office by means of a statement of investiture entered in the Book of Minutes for the Meetings of the Executive Committee no later than 30 (thirty) days following their election.

Article 15

The Bylaws will rule on the attributions to be exercised by the Executive Committee as a whole.

Article 16

Should an Executive Committee position become vacant, or its holder be incapacitated, the Board of Directors will be responsible for electing a new Executive Officer or appoint a deputy, and will set the term of office in either case.

Article 17

It is the duty of the Executive Committee to exercise the prerogatives that the Law, these Bylaws and the Board of Directors have vested in them in order for them to perform all acts needed for the Company to function normally, and it is their responsibility to decide as a team:

I. with regard for the jurisdiction of the Board of Directors to authorize the disposal of property under permanent assets, constitute security interest and pledge surety for third party liabilities;

II. - to authorize any transaction to be closed in any shape or form that means an increase in indebtedness of the Company for an amount in excess of 1% (one percent) of subscribed capital stock either separately or in a series of similar operations between the same parties accomplished in any period of 12 (twelve) months;

III. - authorize representation of the company by a single Executive Officer in the instances it shall specify; and

IV. - distribute profit sharing that is to be allotted to Company employees.

Article 18

The Chief Executive Officer will be chosen by the Board of Directors, and it will be for him to exercise the following prerogatives among others:

I. - preside over and convene Executive Committee meetings;

II. - keep up permanent coordination between the Executive Committee and the Board of Directors;

III. - receive citations or judicial notifications

Sole Paragraph

Besides the regular vote, the Chief Executive Officer will have the casting vote in the event that the ballot is a tie.

Article 19

The Board of Directors will rule on the specific titles and prerogatives of each Executive Officer by means of job descriptions.

Article 20

The Executive Officers will have representation for the Company as debtor or creditor. It will be their charge to carry out and have carried out within their respective prerogatives, the resolutions made by the Executive Committee, the Board of Directors and the General Assembly, within the limits established hereby.

Article 21

The Company may only take on liabilities, waive rights, negotiate, give quittance, dispose of or encumber assets, as well as issue, guarantee or endorse checks or credit notes, if a document shall have been signed:

I. - By 2 (two) Executive Officers jointly,

II. - by 1 (one) Executive Officer singly, if so authorized by the Executive Committee;

III. - by 1 (one) Executive Officer and 1 (one) proxy;

IV. - by 2 (two) proxies or,

V. - by 1 (one) proxy, singly, if so expressly authorized in a specific proxy instrument.

Paragraph 1

The proxy instruments granted by the Company will always be signed by 2 (two) Executive Officers and must specify the powers granted, and will have a definite duration of no more than 2 (two) years except in the case of proxies granted to attorneys-at-law in order for them to sponsor the legal and administrative interests of the Company, and they may be for an indefinite period of time.

Paragraph 2

Exceptionally the Company may be represented in the acts referred to at the head of this article by the single signature of an Executive Officer, if in every specific case there is express authorization from the Executive Committee.

Paragraph 3

The Company may be represented by any Executive Officer on making any personal deposition.

Chapter IV
Statutory Audit Committee

Article 22

The Statutory Audit Committee of the Company whose functions are set out by law will be made up of no fewer than 3 (three) and no more than 5 (five) permanent members and the same number of deputies as elected by the General Assembly whether or not they are stockholders.

Paragraph 1

The Statutory Audit Committee will only function in the financial years in which its instatement is requested by stockholders representing no less than 10% (ten percent) of the shares with voting rights, or 5% (five percent) of the shares with no voting rights, and each period it functions will end at the next Regular General Assembly.

Paragraph 2

The fees of the members of the Statutory Audit Committee will be set by the General Assembly that shall elect them.

Paragraph 3

The deliberations of the Statutory Audit Committee will be taken by a voting majority and entered into the proper book.

Chapter V
General Assemblies

Article 23

The Regular General Assembly will meet annually in the first four months following the close of the financial year and the Special General Assembly whenever the Law and corporate interests require the stockholders to make a statement.

Article 24

Convocation notices will be published in the press as required by Law and will show the order of the day, the venue, the date and the time of the meeting of the General Assembly and, in the event the Bylaws are to be amended, this will be stated.

Article 25

The titleholders of book entry shares may take part in the General Assembly by proving the entry in the share deposit account opened for the stockholder in the books of the trustee institution up to three days before the date set for the General Assembly to be held.

Sole paragraph

Stockholders can be represented at the General Assembly by their proxies constituted at least 1 (one) year earlier, if the latter are stockholders, a Company officers, attorneys-at-law, financial institutions or investment fund managers representing the joint owners.

Article 26

Save the exceptions provided for by Law, the resolutions of the General Assembly will be made by an absolute majority of votes, not including abstentions.

Article 27

Before the Meeting shall be opened, each of the stockholders will sign the Register, giving their name, nationality, place of residence, and the number, type and class of shares they hold title to.

Article 28

The General Assembly will be opened by the Chairman of the Board of Directors, or, if he is incapacitated, by another Board member. The stockholders must choose the President and the Secretary of the Board to direct proceedings.

Article 29

The Fees of the Officers set by the General Assembly will not impair the wages or salaries earned by the top-level employees elected to Management positions in the Company and will be counted for the purposes of the Law and article 30, II of these Bylaws.

Chapter VI
The Financial Year

Article 30

The accounting period will end on December 31 of each year. At the close of the period, the financial statements required by law will be prepared, and the following rules will be abided by as regards distribution of the income arrived at:

I. - accrued losses and provision for income tax will be deducted from income of the period;

II. - the amount to be allocated to profit sharing among Officers will be calculated on the remaining profit, subject to legal limitations

III. - The net profit for the financial year will be allocated as follows:

a. - 5% (five percent) to set up the legal reserve until it reaches 20% (twenty percent) of capital stock;

b. - between 5% (five percent) and 75% (seventy five percent) to set up a Special Reserve, for the purpose of financing the Company’s business expansion, either directly or through subsidiary or affiliated companies, and such deduction is to cease when such reserve comes to 80% (eighty percent) of subscribed capital stock;

c. - for payment of the mandatory dividend to the shareholders, 25% (twenty five per cent) of the net profit, reduced or increased by (c.1) the amount allocated to setting up the Reserve Legal and (c.2) the amount allocated to setting up the Contingency Reserve and the reversion thereof established during earlier years, with the mandatory dividend being limited to the amount of the net profit for the financial year in which it was posted, recording the difference under the Future Profits Reserve

Paragraph 1

During a financial year when the amount of the mandatory dividend, calculated in compliance with the By-Laws, exceeds the realized portion of the net profits for the financial year, the General Meeting may, at the suggestion of the management, allocate the surplus amounts to establishing a Future Profits Reserve

Paragraph 2

On resolution by the Board of Directors, the Company may draw up balance sheets half yearly or in shorter periods and distribute interim dividends on account of the income arrived at in such balance sheets, subject to the limitations provided for by law.

Paragraph 3

The Board of Directors may also declare interim dividends on account of retained earnings or profit reserves in existence in the latest annual or semiannual balance sheet, and also on account of the Special Reserve letter (b) referred to at the heading of this article.

Paragraph 4

Also by resolution of the Board of Directors, dividends or interim dividends may be paid as interest on capital stock.

Paragraph 5

Interim dividends, including those paid as interest on capital stock, will always be considered as being prepayment of the compulsory dividend.

Article 31

Unless there is a resolution to the contrary at the General Assembly, the dividend shall be paid within 60 (sixty) days from the date on which it shall be declared and, in any case, within the accounting period.

Sole Paragraph

Dividends not received will lapse in the time prescribed by law.

Chapter VIII
Dissolution, Liquidation and Extinguishment

Article 32

The Company will go into dissolution, receivership and extinguishment in the instances provided for by Law.

Sole Paragraph: The Board of Directors will appoint the liquidator, the General Assembly will determine the manner in which liquidation will be carried out and will elect the Statutory Audit Committee that is to function during the period of liquidation.

Chapter IX
Attached Table

Article 33

These bylaws will contain a table attached of the General Assemblies that passed statutory amendments ever since the Company was founded.

Table Attached of the General Assemblies that Approved Amendments in the Bylaws

Assembly Dates	Minutes Published in the Minas Gerais Gazette on	Filed at the Board of trade under No.
01.21. 1917	01.22/23. 1917	3.687(*)
12.11. 1921	12.12/13. 1921	6.048(**)
12.28 .1924	01.07. 1925	8.594
07.30. 1932	08.12. 1932	13.751
07.31. 1936	08.15. 1936	15.846
11.16. 1937	01.25. 1938	16.904
01.12. 1938	25.01. 1938	16.904
07.26. 1938	08.05. 1938	17.381
06.30. 1939	07.07. 1939	18.149
05.29. 1941	06.28. 1941	20.219
04.25. 1942	05.09/10. 1942	21.435
04.28. 1943	05.05. 1943	22.709
09.16. 1943	09.21. 1943	23.259
02.09. 1945	02.21. 1945	26.054
06.10. 1949	06.14. 1949	38.047
04.10. 1954	05.01. 1954	65.860
10.04. 1955	10.14. 1955	73.209
26.10. 1956	11.08. 1956	79.507
10.25. 1957	11.23. 1957	85.781
11.17. 1959	12.04. 1959	100.428
04.25. 1960	05.15. 1960	104.138
02.27. 1961	04.27. 1961	112.165
07.25. 1962	08.22. 1962	126.518
04.29. 1963	05.30. 1963	134.747
08.09. 1963	08.21. 1963	136.910
12.17. 1963	01.16. 1964	140.816
06.26. 1964	08.07. 1964	147.193
09.24. 1964	10.02. 1964	149.243
10.15. 1964	10.31. 1964	150.497
03.11. 1966	04.26. 1966	172.125
04.28. 1967	06.03. 1967	187.338
04.29. 1969	05.27. 1969	217.205
11.28. 1969	01.03. 1970	229.348
07.31. 1970	08.22. 1970	242.823
07.31. 1970	09.25. 1970	243.728
04.07. 1971	04.15. 1971	254.465
04.28. 1972	05.27. 1972	276.192
04.12. 1973	05.11. 1973	297.788
04.16. 1975	05.07. 1975	350.245
04.28. 1976	05.15. 1976	381.029
04.25. 1977	05.13. 1977	413.170
17.04.1978	04.05.1978	447.290
24.04.1979	16.05.1979	473.940
17.04.1980	15.05.1980	501.388
15.12.1980	19.02.1981	525.505
15.04.1981	12.05.1981	530.809
27.04.1982	19.05.1982	562.571
06.05.1982	04.06.1982	564.058

Assembly Dates	Minutes Published in the Minas Gerais Gazette on	Filed at the Board of trade under No.
27.04.1983	17.05.1983	595.214
06.05.1983	26.05.1983	596.346
24.04.1984	18.05.1984	629.177
06.08.1984	10.08.1984	639.173
19.11.1984	06.12.1984	650.464
03.04.1985	25.04.1985	670.581
31.03.1986	16.04.1986	735.147
07.04.1986	18.04.1986	735.698
30.06.1986	27.08.1986	754.180
31.03.1987	25.04.1987	784.763
15.04.1987	13.05.1987	787.254
12.04.1988	21.04.1988	834.713
27.10.1988	04.11.1988	863.417
11.04.1989	27.04.1989	884.454
16.08.1989	25.08.1989	911.580
11.04.1990	08.05.1990	959.931
13.11.1990	28.11.1990	1.006.934
11.04.1991	24.04.1991	1.034.225
19.11.1991	18.12.1991	1.088.079
28.04.1992	19.05.1992	1.117.539
15.04.1993	11.05.1993	1.199.776
13.07.1993	06.08.1993	1.218.389
07.10.1993	25.10.1993	1.244.393
15.04.1994	14.05.1994	1.277.992
18.04.1995	17.05.1995	1.369.418
16.04.1996	10.05.1996	1.448.613
11.04.1997	08.05.1997	1.537.178
07.04.1999	04.05.1999	1.753.502
30.05.2000	11.07.2000	2.436.250
10.04.2001	04.05.2001	2.595.503
18.04.2002	07.05.2002	2.770.038
13.12.2002	28.01.2003	2.900.386
23.04.2004	06.05.2004	3.162.203
15.04.2005	28.04.2005	3.347.855

(*)	Foundation of Companhia Siderúrgica Mineira
(**)	Name changed to Companhia Siderúrgica Belgo-Mineira

(Estatuto Social aprovado pela Assembléia Geral Extraordinária de 13.12.2002, com alterações no capital social decorrentes de conversões de debêntures homologadas na Reunião do Conselho de Administração de 31.10.2003 e das Assembléias Gerais Extraordinárias de 23.04.2004 e 15.04.2005

E S T A T U T O S O C I A L

CAPÍTULO I
NOME - SEDE - OBJETO E DURAÇÃO

     Art. 1º - A Companhia Siderúrgica Belgo-Mineira rege-se por este Estatuto e disposições legais que lhe forem aplicáveis.

     Art. 2º. - A Companhia tem sede e fôro na cidade de Belo Horizonte, Estado de Minas Gerais, podendo, porém, ser mudada por decisão da Assembléia Geral.

     Parágrafo único - O Conselho de Administração, quando julgar conveniente, poderá instalar agências, escritórios ou depósitos em qualquer localidade do País, independente de autorização da Assembléia Geral.

     Art. 3º - A Companhia tem por objeto social a fabricação do aço, de laminados e trefilados, a importação e a exportação dos produtos siderúrgicos e de suas matérias primas, bem como o estabelecimento e exploração de qualquer indústria que, direta ou indiretamente, se relacione com esses objetivos, de acordo com a legislação em vigor.

     Parágrafo único - Poderá, ainda, a Companhia, por deliberação do Conselho de Administração, participar no País ou no exterior de empreendimentos direta ou indiretamente ligados aos seus objetivos.

Art. 4º - O prazo de duração da Companhia é indeterminado.

CAPÍTULO II
CAPITAL SOCIAL E AÇÕES

     Art. 5º - O capital social da Companhia, totalmente subscrito e integralizado, é de R$ 3.000.000.000,00 (três bilhões de reais), correspondendo a 7.084.129.297 (sete bilhões, oitenta e quatro milhões, cento e vinte e nove mil, duzentas e noventa e sete) ações, sendo 3.905.001.336 ações ordinárias e 3.179.127.961 preferenciais.

     Parágrafo 1º - As ações da Companhia serão escriturais, mantidas em conta de depósito, em nome de seus titulares, sem emissão de certificados. Cada ação ordinária terá direito a um voto nas deliberações da Assembléia Geral. As ações preferenciais não terão direito de voto.

     Parágrafo 2º - As ações preferenciais terão direito ao recebimento de dividendo, por ação preferencial, 10% (dez por cento) maior do que o atribuído a cada ação ordinária e gozarão de prioridade no reembolso do capital, sem prêmio.

     Parágrafo 3º - As ações preferenciais sem direito de voto adquirirão o exercício dessa prerrogativa se, durante três exercícios consecutivos, não for pago o dividendo fixo ou mínimo a que fizerem jus, direito de voto que se extinguirá com o pagamento do dividendo a que fizerem jus.

Parágrafo 4º - As ações ordinárias e as ações preferenciais não têm valor nominal.

     Parágrafo 5º - A Companhia poderá emitir, até o limite correspondente a 6% do total do número de ações em que se divide o seu capital, ações preferenciais sem direito a voto de nova classe, com iguais direitos à participação nos lucros às ações preferenciais hoje existentes e prioridade no reembolso do respectivo capital, sem prêmio, nos termos do parágrafo primeiro deste artigo, depois de assegurada igual prioridade às ações preferenciais atualmente existentes.

     Parágrafo 6º - As ações preferenciais da nova classe referida no parágrafo anterior poderão ser resgatadas, mediante a sua apresentação à Companhia pelo respectivo titular, nos 12 meses seguintes ao término do prazo de doze anos a partir da respectiva subscrição, procedendo-se ao resgate pelo respectivo valor patrimonial apurado no último balanço ou balancete mensal anterior à data do início do resgate. Para esse efeito, serão aplicadas reservas de lucros e/ou de capital. Findo o prazo de 12 (doze) meses aqui referido, sem que as ações preferenciais dessa nova classe sejam apresentadas a resgate, ficará extinto esse direito sem qualquer compensação ou indenização, mantendo-se em circulação as ações preferenciais não apresentadas a resgate da dita classe, com idênticas características, mas sem terem mais direito a resgate.

     Parágrafo 7º - A Companhia poderá aumentar o número de ações preferenciais das classes existentes ou cuja criação tenha sido autorizada neste Estatuto, até o máximo previsto em lei, sem guardar proporção com as demais classes de ações preferenciais ou com as ações ordinárias.

     Parágrafo 8º. - Fica autorizado o aumento do capital social, independentemente de reforma estatutária, até o limite de 12.000.000.000 (doze bilhões) de ações, cabendo ao Conselho de Administração deliberar sobre as emissões e fixar a quantidade, espécie e classe das ações a serem emitidas, dentre ordinárias e preferenciais, estas das classes existentes ou autorizadas neste estatuto, respeitados os limites legais e estatutários aplicáveis, bem como o preço de emissão e as demais condições das emissões.

     Parágrafo 9º. – Poderão ser emitidas sem direito de preferência ou com redução do prazo de preferência de subscrição para os antigos acionistas ações, debêntures conversíveis e/ou bônus de subscrição, nas hipóteses admitidas pelo artigo 172 e parágrafo único da Lei nº. 6.404/76.

CAPÍTULO III
DA ADMINISTRAÇÃO DA COMPANHIA

     Art. 6º - A administração da Companhia será exercida pelo Conselho de Administração e pela Diretoria, na forma da lei e deste Estatuto.

SEÇÃO I
DO CONSELHO DE ADMINISTRAÇÃO

     Art. 7º - O Conselho de Administração será composto de até nove Conselheiros, todos acionistas e residentes ou não no país, eleitos pela Assembléia Geral e por ela destituíveis a qualquer tempo, com mandato de dois anos, podendo ser reeleitos.

     Parágrafo 1º - Cessarão a elegibilidade e o exercício do cargo quando o Conselheiro ou acionista completar setenta e dois anos de idade.

     Parágrafo 2º - Findo o mandato, os membros do Conselho permanecerão no exercício dos cargos até a investidura dos administradores eleitos.

     Art. 8º - Os membros do Conselho de Administração ficam dispensados de prestar caução em garantia de sua gestão e serão empossados mediante termo de posse lavrado no Livro de Atas das Reuniões do Conselho de Administração, dentro dos 30 (trinta) dias que se seguirem à sua eleição.

     Art. 9º - O Conselho de Administração elegerá entre os seus membros um Presidente, que presidirá e convocará suas reuniões, um Vice-Presidente, que substituirá o Presidente nos seus impedimentos ou ausências, e um Secretário.

     Parágrafo único - O Presidente do Conselho de Administração terá, além do voto comum, o de qualidade, no caso de empate na votação, cabendo-lhe, ainda, distribuir entre os administradores a remuneração e a participação nos lucros, quando fixados em verba global pela Assembléia Geral.

     Art. 10 - O Conselho de Administração reunir-se-á, ordinariamente, uma vez por trimestre, e, extraordinariamente, sempre que necessário, quando for convocado pelo Presidente ou pela maioria dos Conselheiros, com a presença da maioria de seus membros em exercício, considerando-se presente o conselheiro que enviar voto escrito, designar substituto ou participar por tele ou vídeo conferência.

     Parágrafo 1º - As resoluções ou deliberações serão registradas em atas, lavradas em forma de sumário ou por extenso, como couber, no Livro de Atas das Reuniões do Conselho de Administração, sendo suficientes para a validade da ata a assinatura de tantos membros quantos bastem para constituir o quorum necessário para a deliberação.

     Parágrafo 2º - O Conselho de Administração deliberará por maioria de votos dos conselheiros presentes à reunião.

     Parágrafo 3º - Em caso de ausência ou impedimento temporário, o Presidente do Conselho de Administração será substituído pelo Vice-Presidente, sendo facultado aos demais membros do Conselho de Administração indicar, por escrito, outro Conselheiro para substituí-los, cabendo a cada substituto, além de seu próprio voto, o do substituído.

     Parágrafo 4º - A ata da reunião do Conselho de Administração que eleger, destituir, designar ou fixar as atribuições dos Diretores deverá ser arquivada na Junta Comercial do Estado e publicada em órgão da imprensa local, na forma da lei.

     Art. 11 - Em caso de vacância do cargo de Conselheiro, caberá ao Conselho de Administração escolher o substituto, que servirá até a primeira Assembléia Geral.

     Art. 12 - Além de outras atribuições que lhe sejam conferidas por lei, por este estatuto ou pela Assembléia Geral, compete ao Conselho de Administração:

I. estabelecer os objetivos, a política e a orientação geral dos negócios da Companhia; II. convocar a Assembléia Geral Ordinária, e, quando necessário, a Assembléia Geral

Extraordinária;

III. eleger e destituir os Diretores da Companhia e fixar-lhes as atribuições;

IV. manifestar-se previamente sobre o Relatório da Administração, as contas da Diretoria, as demonstrações financeiras do exercício e examinar os balancetes mensais; V. estabelecer diretrizes para o desenvolvimento da organização;

VI. aprovar o plano de expansão e modernização da Empresa;

VII. aprovar o orçamento operacional, o de investimento e o geral da Companhia, bem como autorizar a realização de investimentos de capital não previstos em orçamento, quando em valor superior a 0,1% (zero vírgula um por cento) do capital social subscrito, isoladamente ou em uma série de operações semelhantes entre as mesmas partes, realizadas em qualquer período de 12 (doze) meses consecutivos;

VIII. aprovar os organogramas da Administração Superior;

IX. fiscalizar a gestão dos Diretores;

X. aprovar a indicação de titulares para os cargos da Administração Superior; XI. aprovar a política salarial da Empresa;

XII. aprovar e modificar Regimentos Internos;

XIII. examinar atos, livros, documentos e contratos da Companhia; XIV. propor alteração do capital social;

XV. submeter à Assembléia Geral o destino a ser dado ao lucro líquido do exercício;

XVI. autorizar a alienação de bens do ativo permanente, a constituição de ônus reais e a prestação de garantias a obrigações de terceiros, sempre que a operação exceder a 1% (um por cento) do capital social subscrito à época, isoladamente ou em uma série de operações semelhantes entre as mesmas partes, realizadas em qualquer período de 12 (doze) meses consecutivos;

XVII. escolher e destituir os auditores independentes, observado o disposto no artigo 142, § 2o da Lei nº 6.404/76;

XVIII. autorizar a aquisição de ações de emissão da Companhia, para permanência em tesouraria ou cancelamento, e posterior alienação, observadas as disposições legais aplicáveis;

XIX. deliberar sobre a emissão de Notas Promissórias para distribuição pública;

XX. resolver os casos omissos;

XXI. exercer outras atribuições legais;

XXII. deliberar, dentro do limite do capital autorizado, sobre a emissão de ações e bônus de subscrição, estabelecendo as condições para a respectiva emissão; e

XXIII. decidir sobre a aquisição, alienação, licenciamento ou desistência de direitos sobre patentes, marcas registradas, técnicas ou segredos de fabricação.

XXIV. deliberar sobre emissão de debêntures simples, não conversíveis em ações e sem garantia real.

SEÇÃO II
DA DIRETORIA

     Art. 13 - A Diretoria será composta de dois a dez membros, todos residentes no país, acionistas ou não, eleitos e destituíveis a qualquer tempo pelo Conselho de Administração.

     Parágrafo 1º - O prazo de gestão de cada Diretor será de dois anos, permitida a recondução.

     Parágrafo 2º - Findo o prazo da gestão, os Diretores permanecerão no exercício dos respectivos cargos até a escolha dos novos administradores.

     Parágrafo 3º - Os membros do Conselho de Administração, até o máximo de um terço, poderão ser eleitos para cargos de Diretores.

     Art. 14 - Os Diretores ficam dispensados de prestar caução em garantia de sua gestão e serão empossados mediante termo de posse lavrado no Livro de Atas das Reuniões da Diretoria, dentro dos 30 (trinta) dias que se seguirem à sua eleição.

     Art. 15 - O Regimento Interno disporá sobre as atribuições que serão exercidas em conjunto pela Diretoria.

     Art. 16 - Ocorrendo vacância de cargo de Diretor, ou impedimento do titular, caberá ao Conselho de Administração eleger o novo Diretor ou designar o substituto, fixando, em qualquer dos casos, o prazo da gestão.

     Art. 17 - Compete à Diretoria exercer as atribuições que a Lei, o presente Estatuto e o Conselho de Administração lhe conferirem para a prática dos atos necessários ao funcionamento regular da Companhia, cabendo-lhe, mediante deliberação colegiada:

I. respeitada a competência do Conselho de Administração, autorizar a alienação de bens do ativo permanente, a constituição de ônus reais e a prestação de garantias a obrigações de terceiros;

II. autorizar a contratação de operação, sob qualquer forma ou modalidade, que importe em aumento do endividamento da Companhia em valor superior a 1% (um por cento) do capital social subscrito, isoladamente ou em uma série de operações semelhantes entre as mesmas partes, realizadas em qualquer período de 12 (doze) meses consecutivos;

III. autorizar a representação da Companhia por um único Diretor, nos casos que especificar; e

IV. distribuir a participação nos lucros que for atribuída aos empregados da Companhia.

     Art. 18 - O Presidente da Diretoria será escolhido pelo Conselho de Administração, cabendo-lhe o exercício, entre outras, das seguintes atribuições:

I. presidir e convocar as reuniões da Diretoria;

II. manter a permanente coordenação entre a Diretoria e o Conselho de Administração;

III. receber citações ou notificações judiciais.

     Parágrafo único - O Presidente da Diretoria terá, além do voto comum, o de qualidade, no caso de empate na votação.

     Art. 19 - O Conselho de Administração disporá, em guias funcionais, sobre as denominações e atribuições específicas de cada Diretor.

     Art. 20 - Os Diretores terão a representação ativa e passiva da Companhia, incumbindo-lhes executar e fazer executar, dentro das respectivas atribuições, as deliberações tomadas pela Diretoria, pelo Conselho de Administração e pela Assembléia Geral, nos limites estabelecidos pelo presente Estatuto.

     Art. 21 - A Companhia somente poderá assumir obrigações, renunciar a direitos, transigir, dar quitação, alienar ou onerar ativos, bem como emitir, garantir ou endossar cheques ou títulos de crédito, mediante instrumento assinado:

I. por 2 (dois) Diretores, em conjunto,

II. por 1 (um) Diretor isoladamente, desde que autorizado pela Diretoria;

III. por 1 (um) Diretor e 1 (um) mandatário,

IV. por 2 (dois) mandatários, ou, ainda,

V. por 1 (um) mandatário, isoladamente, desde que a tanto expressamente autorizado em instrumento de mandato específico.

     Parágrafo 1º. – Os instrumentos de mandato outorgados pela Companhia serão sempre assinados por 2 (dois) Diretores, devendo especificar os poderes concedidos, e terão prazo certo de duração, limitado a 2 (dois) anos, exceto no caso de mandatos outorgados a advogados, para o patrocínio dos interesses da Companhia, judicial ou administrativamente, que poderão ser por prazo indeterminado.

     Parágrafo 2º. – Excepcionalmente, a Companhia poderá ser representada nos atos a que se refere o caput deste artigo mediante a assinatura isolada de um Diretor, desde que haja, em cada caso específico, autorização expressa da Diretoria.

     Parágrafo 3º. – A Companhia poderá ser representada por qualquer Diretor na prestação de depoimento pessoal.

     CAPÍTULO IV DO CONSELHO FISCAL

     Art. 22 - O Conselho Fiscal da Companhia, com as funções fixadas em lei, será composto de no mínimo 3 (três) e no máximo 5 (cinco) membros efetivos e igual número de suplentes, acionistas ou não, eleitos pela Assembléia Geral.

     Parágrafo 1º - O Conselho Fiscal somente funcionará nos exercícios sociais em que sua instalação for solicitada por acionistas que representem, no mínimo, 10% (dez por cento) das ações com direito a voto, ou 5% (cinco por cento) das ações sem direito a voto, e cada período de seu funcionamento terminará na primeira Assembléia Geral Ordinária subseqüente.

     Parágrafo 2º - A remuneração dos membros do Conselho Fiscal será fixada pela Assembléia Geral que os eleger.

     Parágrafo 3º - As deliberações do Conselho Fiscal serão tomadas por maioria de votos e lançadas no livro próprio.

CAPÍTULO V
DAS ASSEMBLÉIAS GERAIS

     Art. 23 - A Assembléia Geral Ordinária reunir-se-á, anualmente, nos quatro primeiros meses seguintes ao término do exercício social, e a Assembléia Geral Extraordinária, sempre que a Lei e os interesses sociais exigirem a manifestação dos acionistas.

     Art. 24 - Os anúncios de convocação serão publicados pela imprensa na forma da Lei, e deles constarão a ordem do dia, o local, a data e horário da reunião da Assembléia Geral, e, no caso de reforma do Estatuto, a indicação da matéria.

     Art. 25 - Poderão tomar parte na Assembléia Geral os titulares de ações escriturais, mediante a prova do registro na conta de depósito das ações, aberta em nome do acionista nos livros da instituição depositária, até três dias antes da data marcada para a realização da Assembléia Geral.

     Parágrafo único - O acionista pode ser representado na Assembléia Geral por seu procurador constituído há menos de 1 (um) ano, desde que seja acionista, administrador da Companhia, advogado, instituição financeira ou administrador de fundos de investimento representante dos condôminos.

     Art. 26 - As deliberações da Assembléia Geral, ressalvadas as exceções previstas em Lei, serão tomadas por maioria absoluta de votos, não se computando os votos em branco.

     Art. 27 - Antes de instalar-se a Assembléia, os acionistas assinarão o "Livro de Presença", indicando o seu nome, nacionalidade, residência, a quantidade, espécie e classe das ações de que forem titulares.

     Art. 28 - A Assembléia Geral será instalada pelo Presidente do Conselho de Administração, ou, no seu impedimento, por outro membro Conselho, devendo os acionistas escolher o Presidente e o Secretário da Mesa que dirigirá os trabalhos.

     Art. 29 - A remuneração dos Administradores fixada pela Assembléia Geral não prejudicará os vencimentos ou ordenados percebidos pelos funcionários de alto nível eleitos para os cargos da Administração da Companhia e serão computados para os efeitos da Lei e do art. 30, II deste Estatuto.

     CAPÍTULO VI DO EXERCÍCIO SOCIAL

     Art. 30 - O exercício social terminará em 31 de dezembro de cada ano. No encerramento do exercício, serão elaboradas as demonstrações financeiras exigidas em lei, observando-se quanto à distribuição do resultado apurado, as seguintes regras:

I. do resultado do exercício serão deduzidos, antes de qualquer participação, os prejuízos acumulados e a provisão para o imposto sobre a renda;

II. sobre o lucro remanescente será calculada a importância que for atribuída à participação dos Administradores, observadas as limitações legais;

III. do lucro líquido do exercício destinar-se-ão:

     a) 5% (cinco por cento) para constituição da reserva legal, até que ela atinja 20% (vinte por cento) do capital social;

     b) de 5% (cinco por cento) a 75% (setenta e cinco por cento) para a constituição de Reserva Especial, destinada a financiar a expansão das atividades da Companhia, diretamente ou através de sociedades controladas ou coligadas, cessando a dedução quando esta reserva atingir a 80% (oitenta por cento) do capital social subscrito;

     c) para pagamento do dividendo obrigatório aos acionistas, 25% (vinte e cinco por cento) do lucro líquido diminuído ou acrescido (c.1) da importância destinada à constituição da reserva legal e (c.2) da importância destinada à formação da reserva para contingências e da reversão da mesma reserva formada em exercícios anteriores, limitado o dividendo obrigatório ao montante do lucro líquido do exercício que tiver sido realizado, registrando-se a diferença como reserva de lucros a realizar.

     Parágrafo 1º. - No exercício em que o montante do dividendo obrigatório, calculado nos termos do estatuto, ultrapassar a parcela realizada do lucro líquido do exercício, a assembléia geral poderá, por proposta dos órgãos da administração, destinar o excesso à constituição de reserva de lucros a realizar.

     Parágrafo 2º - A Companhia poderá, por deliberação do Conselho de Administração, levantar balanços semestrais ou em períodos menores e distribuir dividendos intermediários à conta do lucro apurado nesses balanços, observadas as limitações previstas em lei.

     Parágrafo 3º - O Conselho de Administração poderá, ainda, declarar dividendos intermediários à conta de lucros acumulados ou de reservas de lucros existentes no último balanço anual ou semestral, inclusive à conta da Reserva Especial a que se refere a letra (b) do caput deste artigo.

     Parágrafo 4º - Também mediante decisão do Conselho de Administração, os dividendos ou dividendos intermediários poderão ser pagos a título de juros sobre o capital social.

     Parágrafo 5º - Dividendos intermediários, inclusive quando pagos a título de juros sobre o capital social, serão sempre considerados como antecipação do dividendo obrigatório.

     Art. 31 - O dividendo deverá ser pago, salvo deliberação em contrário da Assembléia Geral, no prazo de 60 (sessenta) dias da data em que for declarado e, em qualquer caso, dentro do exercício social.

Parágrafo único - Os dividendos não recebidos prescreverão no prazo da lei.

CAPÍTULO VII
DISSOLUÇÃO, LIQUIDAÇÃO E EXTINÇÃO

     Art. 32 - A Companhia entrará em dissolução, liquidação e extinção nos casos previstos em lei.

     Parágrafo único - O Conselho de Administração nomeará o liquidante, a Assembléia Geral determinará o modo de liquidação e elegerá o Conselho Fiscal que deve funcionar durante o período de liquidação.

     CAPÍTULO VIII QUADRO ANEXO

     Art. 33 - Este Estatuto conterá um quadro anexo das Assembléias Gerais que aprovaram reformas estatutárias a partir da fundação da Companhia.

     QUADRO ANEXO DAS ASSEMBLÉIAS GERAIS QUE APROVARAM ALTERAÇÕES DO ESTATUTO

DATA DAS ASSEMBLÉIAS	ATAS PUBLICADAS NO "MINAS GERAIS" DE	ARQUIVADAS NA JUNTA COMERCIAL SOB Nº
21.01.1917	22/23.01.1917	3.687(*)
11.12.1921	12/13.12.1921	6.048(**)
28.12.1924	07.01.1925	8.594
30.07.1932	12.08.1932	13.751
31.07.1936	15.08.1936	15.846
16.11.1937	25.01.1938	16.904
12.01.1938	25.01.1938	16.904
26.07.1938	05.08.1938	17.381
30.06.1939	07.07.1939	18.149
29.05.1941	28.06.1941	20.219
25.04.1942	09/10.05.1942	21.435
28.04.1943	05.05.1943	22.709
16.09.1943	21.09.1943	23.259
09.02.1945	21.02.1945	26.054
10.06.1949	14.06.1949	38.047
10.04.1954	01.05.1954	65.860
04.10.1955	14.10.1955	73.209
26.10.1956	08.11.1956	79.507
25.10.1957	23.11.1957	85.781
17.11.1959	04.12.1959	100.428
25.04.1960	15.05.1960	104.138
27.02.1961	27.04.1961	112.165
25.07.1962	22.08.1962	126.518
29.04.1963	30.05.1963	134.747
09.08.1963	21.08.1963	136.910
17.12.1963	16.01.1964	140.816
26.06.1964	07.08.1964	147.193
24.09.1964	02.10.1964	149.243
15.10.1964	31.10.1964	150.497
11.03.1966	26.04.1966	172.125
28.04.1967	03.06.1967	187.338
29.04.1969	27.05.1969	217.205
28.11.1969	03.01.1970	229.348
31.07.1970	22.08.1970	242.823
31.07.1970	25.09.1970	243.728
07.04.1971	15.04.1971	254.465
28.04.1972	27.05.1972	276.192
12.04.1973	11.05.1973	297.788
16.04.1975	07.05.1975	350.245
28.04.1976	15.05.1976	381.029
25.04.1977	13.05.1977	413.170
17.04.1978	04.05.1978	447.290

DATA DAS ASSEMBLÉIAS	ATAS PUBLICADAS NO "MINAS GERAIS" DE	ARQUIVADAS NA JUNTA COMERCIAL SOB Nº
24.04.1979	16.05.1979	473.940
17.04.1980	15.05.1980	501.388
15.12.1980	19.02.1981	525.505
15.04.1981	12.05.1981	530.809
27.04.1982	19.05.1982	562.571
06.05.1982	04.06.1982	564.058
27.04.1983	17.05.1983	595.214
06.05.1983	26.05.1983	596.346
24.04.1984	18.05.1984	629.177
06.08.1984	10.08.1984	639.173
19.11.1984	06.12.1984	650.464
03.04.1985	25.04.1985	670.581
31.03.1986	16.04.1986	735.147
07.04.1986	18.04.1986	735.698
30.06.1986	27.08.1986	754.180
31.03.1987	25.04.1987	784.763
15.04.1987	13.05.1987	787.254
12.04.1988	21.04.1988	834.713
27.10.1988	04.11.1988	863.417
11.04.1989	27.04.1989	884.454
16.08.1989	25.08.1989	911.580
11.04.1990	08.05.1990	959.931
13.11.1990	28.11.1990	1.006.934
11.04.1991	24.04.1991	1.034.225
19.11.1991	18.12.1991	1.088.079
28.04.1992	19.05.1992	1.117.539
15.04.1993	11.05.1993	1.199.776
13.07.1993	06.08.1993	1.218.389
07.10.1993	25.10.1993	1.244.393
15.04.1994	14.05.1994	1.277.992
18.04.1995	17.05.1995	1.369.418
16.04.1996	10.05.1996	1.448.613
11.04.1997	08.05.1997	1.537.178
07.04.1999	04.05.1999	1.753.502
30.05.2000	11.07.2000	2.436.250
10.04.2001	04.05.2001	2.595.503
18.04.2002	07.05.2002	2.770.038
13.12.2002	28.01.2003	2.900.386
23.04.2004	06.05.2004	3.162.203
15.04.2005	28.04.2005	3.347.855

(*) Fundação da COMPANHIA SIDERÚRGICA MINEIRA
(**) Transformação em COMPANHIA SIDERÚRGICA BELGO-MINEIRA